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                                                                    Exhibit 99.1


FRIDAY DECEMBER 29, 12:57 PM EASTERN TIME

PRESS RELEASE

                  LAKES GAMING CHAIRMAN PURCHASES COMPANY STOCK

MINNEAPOLIS--(BUSINESS WIRE)--Dec. 29, 2000--Lakes Gaming, Inc. (Nasdaq "LACO") today announced that Lyle Berman, the Chairman, CEO and President of the company purchased 370,000 shares of Lakes Gaming, Inc. stock during the month of December at a price of $7.28 per share.

Mr. Berman stated, "I believe our company stock price continues to be undervalued. I have confidence in the future of Lakes and have seen this as an opportunity to increase my ownership."

Lakes Gaming, Inc. currently manages the largest casino resort in Louisiana and has entered into development and management agreements with three separate tribes for three new casino operations, one in Michigan and two in California. The Company also has agreements for the development of two additional casinos on Indian owned land in California through the joint venture with MRD Gaming described above, and has entered into a joint venture agreement for the development of land on the Las Vegas strip. Lakes Gaming, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO".

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, domestic or global economic conditions, activities of competitors and the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws of the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). For more information, review the Company's filings with the Securities and Exchange Commission.

Contact:

     Lakes Gaming, Inc., Minneapolis
     Timothy J. Cope:  952/449-7030
     www.lakesgaming.com